EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

NEWS RELEASE

March 5, 2007	Media Contact:	Anita Steeves:	(203) 499-2901
	Analyst Contact:	Susan Allen:	(203) 499-2409

UIL Holdings Corporation Announces the Appointment of Linda Randell to Senior Vice President and General Counsel

UIL Holdings Corporation (NYSE: UIL), today announced that it has hired Linda Randell as its Senior Vice President and General Counsel for both UIL Holdings and its regulated utility subsidiary, The United Illuminating Company, effective March 26, 2007. Ms. Randell comes to UIL/UI from the law firm of Wiggin and Dana, where she was Partner and Chair of the Utilities and Regulated Industries Practice Group.

      Ms. Randell, 56, will report to James P. Torgerson, president and chief executive officer of UIL Holdings Corporation, and be responsible for all legal aspects the Company.

      “Linda comes to UIL with an extensive background in the area of regulated utilities,” said James P. Torgerson. “Her wide range of experience will make her a valuable asset to our management team.”

      Ms. Randell has been Chair of the Utilities and Regulated Industries Practice Group at Wiggin and Dana since the early 1990s. She has extensive experience in the regulatory and administrative process, particularly energy, facilities siting, electric industry, water industry and regulatory compliance matters. Ms. Randell specializes in the strategic planning and hearing work associated with complex regulatory proceedings.  Ms. Randell has been included since 1995, in Best Lawyers in America for her utility and regulatory law work.

      Ms. Randell joined Wiggin and Dana as an associate in 1976, and has been a partner at the firm since 1980.

-more-

(UIL Announces Appointment 2-2-2)

      Ms. Randell received her A.B. from the University of Michigan in 1970, magna cum laude and with high distinction in economics, and is a member of Phi Beta Kappa. Ms. Randell received her J.D. in 1973 from the Yale Law School, where she was an Editor of The Yale Law Journal.  She is a member of the Connecticut, New York, and Illinois Bars.

      Ms. Randell is a member of the Council Group of the American Bar Association Section of Public Utility, Communications and Transportation Law. She is Editor-in-Chief of Infrastructure, the Section’s quarterly periodical, and is the Section’s liaison to the ABA Journal. Ms. Randell is also Vice Chair of the Antitrust Committee and Vice Chair of the Electric Committee of that Section. She is a member of the Executive Committees of the Public Utility Section and Antitrust Section. Ms. Randell is a James W. Cooper Fellow of The Connecticut Bar Foundation.

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UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in the Greater New Haven and Bridgeport. For more information on UIL Holdings, visit us at http://www.uil.com.